Prospectus Supplement Filed Pursuant to Rule 424(b)(3)
Registration No. 333-182729

LIQUIDMETAL TECHNOLOGIES, INC.

36,892,194 Shares of Common Stock

PROSPECTUS SUPPLEMENT NO. 1
DATED SEPTEMBER 7, 2012
(To Prospectus Dated August 30, 2012)

This Prospectus Supplement No. 1 supplements information contained in, and should be read in conjunction with, that certain Prospectus, dated August 30, 2012, of Liquidmetal Technologies, Inc. relating to the offer and sale from time to time by the selling stockholders named therein of up to 36,892,194 shares of our common stock (as amended and supplemented from time to time, the “Prospectus”).  This Prospectus Supplement No. 1 is not complete without, and may not be delivered or used except in connection with, the original Prospectus, including all amendments and supplements thereto.

This Prospectus Supplement No. 1 includes the attached Current Report on Form 8-K as filed by the Company with the Securities and Exchange Commission on September 7, 2012.

We may further amend or supplement the Prospectus from time to time by filing additional amendments or supplements as required. You should read the entire Prospectus and any amendments or supplements carefully before you make an investment decision.

The Securities and Exchange Commission and state securities regulators have not approved or disapproved these securities or determined if this Prospectus Supplement No. 1 (or the Prospectus, including any supplements or amendments thereto) is truthful or complete.  Any representation to the contrary is a criminal offense.

The date of this Prospectus Supplement No. 1 is September 7, 2012.

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):  August 31, 2012

LIQUIDMETAL TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-31332	33-0264467
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

30452 Esperanza
Rancho Santa Margarita, California 92688
(Address of Principal Executive Offices; Zip Code)
Registrant’s telephone number, including area code: (949) 635-2100

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2-(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

LIQUIDMETAL TECHNOLOGIES, INC.

FORM 8-K

Item 3.02.	Unregistered Sales of Equity Securities.

As previously described in a Form 8-K filed on July 3, 2012, Liquidmetal Technologies, Inc. (the “Company”) completed on July 2, 2012, a private placement of $12.0 million in Senior Convertible Notes (the “Notes”).  On August 30, 2012, the Company elected to make its first monthly installment payment under the Senior Convertible Notes in shares of Company common stock.  Accordingly, on August 31, 2012, the Company issued 5,059,163 shares of its common stock to the five holders of the Notes in satisfaction of the $1,240,000 monthly installment payment that will be due and payable on October 1, 2012.

This issuance of shares of the Company’s common stock was made pursuant to the exemption from registration provided by Section 4(2) of the Securities Act of 1933, as amended, including pursuant to Rule 506 thereunder.  Such issuance was made solely to “accredited investors” under Rule 506 and was made without any form of general solicitation and with full access to any information requested by the holders of the Notes (in connection with the private placement in which the Notes were offered and sold) regarding the Company or the securities offered in the private placement.

Item 8.01.	Other Events.

On July 18, 2012, the Company filed a registration statement with the SEC (the “Registration Statement”) registering the resale by the holders of the Notes of shares of Company common stock issuable pursuant to the Notes (the “Conversion Shares”).  The Registration Statement was declared effective by the SEC on August 30, 2012, and at the time of effectiveness, the Registration Statement covered the resale of up to 36,892,194 Conversion Shares.  Accordingly, as of the date of this Form 8-K, the maximum number of shares that the Company is permitted to elect to issue in satisfaction of installment payments under the Notes will be 36,892,194, including the shares issued on August 31, 2012 and assuming that certain equity conditions set out in the Notes (including trading volume requirements, the continued effectiveness of the Registration Statement, and compliance with the terms of the Notes) are satisfied at the times required in the Notes.

1

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

LIQUIDMETAL TECHNOLOGIES, INC.

	By:	/s/ Tony Chung
Tony Chung
Chief Financial Officer

Date: September 7, 2012